Exhibit 10.1

EXECUTION VERSION

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

EVERCORE LP

Dated as of July 26, 2017

THE PARTNERSHIP UNITS AND INTERESTS OF EVERCORE LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS AND INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS AND INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS AND INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

iii

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

EVERCORE LP

This SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Evercore LP (the “Partnership”) is made as of July 26, 2017, by and among Evercore Partners Inc., a corporation formed under the laws of the State of Delaware, as general partner, and the Limited Partners (as defined herein) of the Partnership.

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time (the “Act”), by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware on May 12, 2006; and

WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Fifth Amended and Restated Limited Partnership Agreement of the Partnership dated as of November 15, 2016 (the “Original Agreement”) pursuant to Section 11.12 of the Original Agreement to amend the terms of certain previously issued Class H Interests to become Class J Units (each, as defined below), subject to the certain specified terms and conditions as expressly set forth herein and the General Partner has determined that this Agreement is necessary and appropriate in connection therewith; and

WHEREAS, this Agreement has been approved by the holders of not less than a majority of the Class H Interests outstanding immediately prior to the effectiveness hereof.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Acceleration Trigger Event” means the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation, sale of equity interests, sale of assets or reorganization transaction) the direct or indirect result of which is that (i) any Person or Affiliated Group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) (1) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Partnership Units, (2) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of the General Partner’s then outstanding voting securities or (3) acquires all or substantially all of the assets of the General Partner, the Partnership and their respective subsidiaries and (ii) less than 50% of the members of the board of directors of the General Partner are persons who either (1) were members of the board of directors of the General Partner as of the Closing or (2) who became directors subsequent to the Closing and whose election or nomination for election was approved by a majority of the then incumbent directors who were either directors as of the Closing or whose election or nomination for elections was previously so approved.

“Act” has the meaning set forth in the recitals of this Agreement.

“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Additional Tax Distribution” has the meaning set forth in Section 4.01(c)(i) of this Agreement.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5) any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Consideration Amount” shall have the meaning set forth in Section 8.03(d)(v) of this Agreement.

“Annual Budget” has the definition set forth in the Operating Principles.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Assignee” has the meaning set forth in Section 8.08 of this Agreement.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in New York, New York and earning income through a Subchapter S corporation that is fully taxable in New York, New York (and thus such rate shall include the New York City corporate-level tax rate on the income of such Subchapter S corporation), (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) and Section 68 of the Code and (b) the character (e.g., long-term or short- term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes)). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Award Agreement” has the meaning set forth in the IE Exchange Agreement.

“Award Agreement Class A Units” has the meaning set forth in the IE Exchange Agreement.

“BD Investco” has the meaning set forth in the IE Exchange Agreement.

“Beneficial Ownership” means such term as set forth in Rule 13d-3 under the Exchange Act.

“Business Day” shall have the meaning set forth in Section 8.12 of this Agreement.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the General Partner) in accordance with the rules set forth in Treasury Regulations Section 1.7041(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner, (c) the date of a grant of any additional interest in the Partnership to any new or existing Partner as consideration for the provision of services to or for the benefit of the Partnership, (d) in connection with the conversion of Class G Interests or Class J Units into Class E Units on a Class G Conversion Date or Class J Conversion Date at the end of the immediately preceding calendar year, or (e) in connection with the conversion of Class I-P Units into Class I Units on the Class I Conversion Date or the satisfaction of the Performance

Condition (as defined in the Class I Subscription Agreement) with respect to the Class I-P Units; provided, that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if the General Partner in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners or required by regulations. The Carrying Value of any asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Carrying Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Cause” means: (i) with respect to an ISI Partner who is party to an Employment Letter Agreement, the meaning set forth therein; (ii) with respect to all other ISI Partners, the meaning set forth in the Confidentiality, Non Solicitation and Proprietary Information Agreement between such ISI Partner and Evercore Partners Services East L.L.C.; (iii) with respect to an IE Partner, the meaning set forth in the Confidentiality, Non Solicitation and Proprietary Information Agreement between such IE Partner and Evercore Partners Services East L.L.C.; and (iv) with respect to the Class I Partner, the meaning set forth in the Class I Subscription Agreement.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the General Partner, filed on August 16, 2006 with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, as such certificate may be amended from time to time.

“Charity” means any organization that is organized and operated for a purpose described in Section 170(c) of the Code (determined without reference to Code Section 170(c)(2)(A)) and described in Code Sections 2055(a) and 2522 or any organization that is organized and operates according to the Mexican Civil Code for each of the federal entities and is incorporated for the realization of a common goal, which should not be mainly of an economic nature.

“Class” means the classes into which the interests in the Partnership or other Partnership securities created in accordance with Section 7.01 may be classified or divided from time to time by the General Partner in its sole discretion pursuant to the provisions of this Agreement. As of the date of this Agreement there are Class A Units, Class E Units, Class I-P Units, Class G Interests and Class J Units outstanding and Class I Units authorized for issuance pursuant to this Agreement and the Class I Subscription Agreement. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class or group of partnership interests in the Partnership.

“Class A Common Stock” means Class A common stock, par value $0.01 per share, of the General Partner.

“Class A Unit Economic Balance” means the Capital Account balance of a Partner had such Partner contributed cash on the date Class I-P Units were issued equal to the fair market value of one Class A Unit on such date in exchange for such Class A Unit, plus the amount of such Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to such Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations, distributions or other relevant transactions or adjustments through the applicable date.

“Class E Unit Economic Balance” means the Capital Account balance of a Partner had such Partner contributed cash on October 31, 2014 equal to the Market Price (as defined in the Contribution and Exchange Agreement) of one share of Class A Common Stock on such date in exchange for a Class A Unit, plus the amount of such Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to such Partner’s ownership of Class E Units and computed on a hypothetical basis after taking into account all allocations, distributions or other relevant transactions or adjustments through the applicable date.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class E Units” means the Units of partnership interest in the Partnership designated as the “Class E Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class G Catchup Condition” has the meaning provided in Annex A to the Operating Principles.

“Class G Conversion Date” has the meaning provided in Section 8.03(f) of this Agreement.

“Class G Conversion Ratio” has the meaning provided in Annex A to the Operating Principles.

“Class G Interests” means the Interests in the Partnership designated as the “Class G Interests” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class H Interests” means the Interests in the Partnership designated as the “Class H Interests” prior to the effectiveness of this Agreement, and which are being amended to form Class J Units as set forth in Section 7.08 of this Agreement.

“Class I Conversion Date” has the meaning provided in Section 8.03(h) of this Agreement.

“Class I Partner” means John S. Weinberg.

“Class I Subscription Agreement” means the incentive subscription agreement made as of November 15, 2016 by and among the Partnership, the General Partner and the Class I Partner.

“Class I Units” means the Units in the Partnership designated as the “Class I Units” herein and having the rights pertaining thereto as are set forth in this Agreement. Class I Units shall be Vested Units for all purposes under this Agreement upon delivery.

“Class I-P Units” means the Units in the Partnership designated as the “Class I-P Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class J Conversion Date” has the meaning provided in Section 8.03(g) of this Agreement.

“Class J Units” means the Units of partnership interest in the Partnership designated as the “Class J Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Closing” has the definition set forth in the Contribution and Exchange Agreement.

“Closing Date” has the definition set forth in the Contribution and Exchange Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingencies” has the meaning set forth in Section 9.03(a)(i) of this Agreement.

“Contribution and Exchange Agreement” means the Contribution and Exchange Agreement, dated as of August 3, 2014, by and among the Transferor, Management Holdings, the ISI Partners, the Holding Partners, the Founder, the Partnership, the General Partner and the Holders’ Representative.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a partner receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax” in Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

“Deal Consideration” shall have the meaning set forth in Section 8.01(g) of this Agreement.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects his or her duties and responsibilities to the General Partner, or any of its Affiliates, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the General Partner may reasonably determine in good faith.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dissolution Event” has the meaning set forth in Section 9.02 of this Agreement.

“Early Conversion Discount Rate” means the quotient of (a) one, divided by (b) the sum of one and a market discount rate, as agreed by the Executive Committee and the Chief Financial Officer of the General Partner, which is 12% as of the date of this Agreement, applied on an annual compounded basis for each calendar year or portion thereof during the period from (but excluding) the date on which Class G Interests or Class J Units are converted into Class E Units under Section 8.02(a)(iii) to (and including) the date on which such Class G Interests or Class J Units were otherwise scheduled to convert into Class E Units under Section 8.03.

“Early Conversion Ratio” means, in the case of Class G Interests, the product of the Class G Conversion Ratio and the Early Conversion Discount Rate and, in the case of the Class J Units, the Early Conversion Discount Rate; provided, that for calendar years that have not yet been completed as of the relevant conversion date, the Management Basis EBIT Margin used for the calculation of the Class G Conversion Ratio for such calendar years shall be as set forth in the most recent Forecast.

“EBIT” has the definition set forth in the Operating Principles.

“Economic Compensation” has the definition set forth in the Operating Principles.

“Employment Letter Agreement” means an employment offer letter agreement dated as of the date hereof, by and among an ISI Partner and Evercore Partners Services East L.L.C.

“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“EST Business” has the definition set forth in the Operating Principles.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Date” means the first day in the second month of each calendar quarter, or such other date determined by the General Partner, and communicated in writing by the General Partner to the Partners holding Class E Units or Class I Units at least 90 calendar days in advance of such date, on which Class E Units or Class I Units may be exchanged for shares of Class A Common Stock pursuant to Section 8.03(d) of this Agreement; provided, that there will be at least four Exchange Dates per calendar year.

“Exchange Transaction” has the meaning set forth in Section 8.03(b) of this Agreement.

“Executive Committee” has the definition set forth in the Operating Principles.

“Extraordinary Event” has the meaning set forth in Section 4.01(a) of this Agreement.

“Fair Market Value” shall have the meaning set forth in Section 8.12 of this Agreement.

“Family Members” of an ISI Partner means such ISI Partner’s or its Related Person’s spouse, domestic partner, siblings, children, grandchildren, parents and grandparents, including adoptive and step relationships.

“Family Trust” means, in respect of any Limited Partner, any trust, provided that (i) such trust is governed by the law of a state of the United States or Mexico; (ii) any trustee of such trust, during the period in which such trust holds Units or Interests, is a director or Senior Managing Director-level employee of the General Partner, the Partnership or any of its subsidiaries; (iii) the beneficiaries (other than remote contingent beneficiaries) of such trust are limited to the transferor or its Related Person, the transferor’s or its Related Person’s spouse, and the ancestors and lineal descendants of the transferor or its Related Person; and (iv) such trust prohibits distributions of Units or Interests to the beneficiaries, other than distributions to the transferor to satisfy required annuity payments. In addition, the Ralph L. Schlosstein 1998 Long-Term Trust shall be a Family Trust in respect of Ralph L. Schlosstein.

“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31, 2005 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“Forecast” means the forecast for the EST Business reasonably prepared in a manner consistent with forecasts prepared as part of the General Partner’s routine business planning and forecasting process, updated on a quarterly basis and approved by the Executive Committee and the Chief Financial Officer of the General Partner (such approvals not to be unreasonably withheld or delayed) that includes, without limitation, projections of Management

Basis EBIT Margin through calendar year 2017; provided, that if the Executive Committee and the Chief Financial Officer of the General Partner are unable to agree on a Forecast, then Forecast shall mean the most recently preceding Forecast; provided, further, that if no such Forecast exists, the Forecast shall mean the Annual Budget adjusted by the Inflation Target.

“Forfeited Unvested Units” has the meaning set forth in Section 8.02 of this Agreement.

“Founder” has the definition set forth in the Contribution and Exchange Agreement.

“Founder Class E Units” means the Class E Units distributed to the Holding Partners on the Closing Date in connection with the Contribution and Exchange Agreement and the liquidation of the Transferor and Management Holdings.

“Founder Class G Interests” means the Class G Interests distributed to the Holding Partners on the Closing Date in connection with the Contribution and Exchange Agreement and the liquidation of the Transferor and Management Holdings.

“Founder Class J Units” means the Class J Units resulting from the amendment of the Class H Interests that were distributed to the Holding Partners on the Closing Date in connection with the Contribution and Exchange Agreement and the liquidation of the Transferor and Management Holdings.

“Founding Limited Partner” means each of Mr. Roger C. Altman, Mr. Austin M. Beutner, Mr. Pedro Aspe, the Roger C. Altman 2005 Grantor Retained Annuity Trust, Roger C. Altman 1997 Family Limited Partnership, the Austin M. Beutner 2005 Grantor Retained Annuity Trust, A & N Associates, LP, the Beutner Family 2001 Long-Term Trust, the Paspro Trust and Fideicomiso F/147S, Banco Inbursa, S.A. Institucion de Banco Multiple, Grupo Financiero Imbursa, as Trustee of Inbrusa Trust F/1475.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means Evercore Partners Inc. or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.

“Group” has the meaning set forth in Section 13(d) of the Exchange Act.

“Holder” has the definition set forth in the Contribution and Exchange Agreement.

“Holders’ Representative” has the definition set forth in the Contribution and Exchange Agreement.

“Holding” has the definition set forth in the Contribution and Exchange Agreement.

“Holding II” has the definition set forth in the Contribution and Exchange Agreement.

“Holding Partner” means Holding, Holding II or any transferee of Units or Interests of Holding or Holding II in accordance with Section 8.05.

“IE Closing” has the meaning ascribed to the term “Closing” in the IE Exchange Agreement.

“IE Closing Date” has the meaning ascribed to the term “Closing Date” in the IE Exchange Agreement.

“IE 2015 Award Agreement Class E Units” means the unvested Class E Units distributed to IE Partners on the IE Closing Date, in accordance with the IE Exchange Agreement, in exchange for Award Agreement Class A Units of BD Investco that were subject to forfeiture provisions through July 1, 2015 pursuant to an Award Agreement.

“IE 2016 Award Agreement Class E Units” means the unvested Class E Units distributed to IE Partners on the IE Closing Date, in accordance with the IE Exchange Agreement, in exchange for Award Agreement Class A Units of BD Investco that were subject to forfeiture provisions through July 1, 2016 pursuant to an Award Agreement.

“IE Award Agreement Class E Units” means the IE 2015 Award Agreement Class E Units and the IE 2016 Award Agreement Class E Units.

“IE Class E Units” means the Class E Units distributed to the IE Partners on the IE Closing Date, in accordance with the IE Exchange Agreement.

“IE Class G Interests” means the Class G Interests distributed to the IE Partners on the IE Closing Date, in accordance with the IE Exchange Agreement.

“IE Class J Units” means the Class J Units resulting from the amendment of the Class H Interests that were distributed to the IE Partners on the IE Closing Date, in accordance with the IE Exchange Agreement.

“IE Exchange Agreement” means the Contribution and Exchange Agreement, dated as of August 3, 2014, by and among the Partnership, the General Partner and the holders listed on Annex A thereto.

“IE Partners” means those persons who were distributed Class E Units, Class G Interests or Class H Interests on the IE Closing Date, in accordance with the IE Exchange Agreement.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Incentive Plan” means any equity incentive or similar plan pursuant to which the General Partner may issue shares of Class A Common Stock from time to time.

“Inflation Target” has the definition set forth in the Operating Principles.

“Initial Allocation” of an ISI Partner means the number of Vested and Unvested Class E Units, the number of Class G Interests or the number of Class J Units resulting from the amendment of Class H Interests, as the case may be, distributed to such ISI Partner on the Closing Date pursuant to the Contribution and Exchange Agreement (excluding any Units or Interests allocated to such ISI Partner at Closing pursuant to the last paragraph of Annex A of the Contribution and Exchange Agreement).

“Intangible Assets” means the assets of the Partnership that are described in Section 197(d) of the Code.

“Intangible Asset Gain” means the net gain recognized by the Partnership with respect to the Partnership’s Intangible Assets in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to gain taken into account in connection with an adjustment to the Carrying Value of Partnership assets; provided, however, that any such gain shall constitute “Intangible Asset Gain” only to the extent that any such gain exceeds losses previously recognized in an actual or hypothetical sale of Intangible Assets.

“Interests” means the Class G Interests and any other Class of equity interests in the Partnership not denominated as “Units” that is established in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement, under the Act and under United States Tax Law entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of and distributions by the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“ISI Partners” means Holding, Holding II and those Holders who were distributed Class E Units, Class G Interests or Class H Interests under the Contribution and Exchange Agreement, or any Permitted Transferee of the foregoing that holds Class E Units, Class G Interests or Class J Units resulting from the amendment of Class H Interests.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner of the Partnership in the books and records of the Partnership.

“Liquidation Agent” has the meaning set forth in Section 9.03(a) of this Agreement.

“Management Basis EBIT” has the definition set forth in the Operating Principles.

“Management Basis EBIT Margin” has the definition set forth in the Operating Principles.

“Management Basis Net Revenues” has the definition set forth in the Operating Principles.

“Management Holdings” has the definition set forth in the Contribution and Exchange Agreement.

“Management Holdings Management Units” has the meaning set forth in the Contribution and Exchange Agreement.

“Market Price” shall have the meaning set forth in Section 8.12 of this Agreement.

“Net Taxable Income” has the meaning set forth in Section 4.01(b) of this Agreement.

“Non-Employed IE Partner” at any time means an IE Partner who is not at that time employed by the General Partner, the Partnership or any of its applicable subsidiaries.

“Non-Employed ISI Partner” at any time means an ISI Partner (other than a Holding Partner) who is not at that time employed by the General Partner, the Partnership or any of its applicable affiliates.

“Non-Founder Class E Units” means the Class E Units distributed to the ISI Partners that are not Holding Partners on the Closing Date in accordance with Annex A of the Contribution and Exchange Agreement and the liquidation of the Transferor and Management Holdings.

“Non-Founder Class G Interests” means the Class G Interests distributed to the ISI Partners that are not Holding Partners on the Closing Date in accordance with Annex A of the Contribution and Exchange Agreement and the liquidation of the Transferor and Management Holdings.

“Non-Founder Class J Units” means the Class J Units resulting from the amendment of the Class H Interests that were distributed to the ISI Partners that are not Holding Partners on the Closing Date in accordance with Annex A of the Contribution and Exchange Agreement and the liquidation of the Transferor and Management Holdings.

“Non-Founding Limited Partner” means each Limited Partner other than the Founding Partners.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Operating Income” means, for each Fiscal Year or other period, the Profits and Losses of the Partnership as defined in this Agreement computed without regard to clause (d) of such definition.

“Operating Principles” means the Operating Principles attached as Annex H to the Contribution and Exchange Agreement.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Partners” means, at any time, each person listed as a partner of the Partnership (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 5.08 of this Agreement.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Permitted Transferee” has the meaning set forth in Section 8.05 of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Pre-Amendment Code” has the meaning set forth in Section 5.08 of this Agreement.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Qualifying Termination” has the meaning provided in Section 8.02(a)(iii) of this Agreement.

“Reduction Number” has the meaning set forth in Section 4.01(c)(ii) of this Agreement.

“Related Person” means, with respect to any Limited Partner that holds Units or Interests by virtue of being a Family Trust or Family Member (or other permitted transferee or holding entity of Units or Interests hereunder) of a natural person that is an employee of or service provider to the Partnership or its Affiliate, such natural person. For the avoidance of doubt, as of the date hereof, the Founder is a Related Person of each of Holding and Holding II.

“Revenues” has the definition set forth in the Operating Principles.

“Restriction Alternative Consideration Amount” has the meaning provided in Section 8.03(h) of this Agreement.

“RLS Employment Agreement” means the Employment Agreement made as of May 21, 2009 by and between Evercore Partners Inc., Evercore LP and Ralph L. Schlosstein.

“RLS Investors” means Ralph L. Schlosstein and the Ralph L. Schlosstein 1998 Long-Term Trust.

“RLS Subscription Agreement” means the Subscription Agreement made as of May 21, 2009, by and among Evercore LP, Evercore Partners Inc., Ralph L. Schlosstein and Jane Hartley, as the Trustee of the Ralph L. Schlosstein 1998 Long-Term Trust.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shortfall” has the meaning set forth in Section 4.01(c)(ii) of this Agreement.

“Tax Advances” has the meaning set forth in Section 5.07 of this Agreement.

“Tax Amount” has the meaning set forth in Section 4.01(b) of this Agreement.

“Tax Distributions” has the meaning set forth in Section 4.01(b) of this Agreement.

“Tax Matters Partner” has the meaning set forth in Section 5.08 of this Agreement.

“Total Class A, E and I Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Class A Units, Class E Units (vested or unvested) and Class I Units then owned by such Partner by the number of Class A Units, Class E Units (vested or unvested) and Class I Units then owned by all Partners.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units and Interests (vested or unvested) then owned by such Partner by the number of Units and Interests (vested or unvested) then owned by all Partners.

“Transfer” means, in respect of any Unit or Interests, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit or Interest for any other security.

“Transferred Company” has the meaning set forth in the Contribution and Exchange Agreement.

“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.

“Transferor” has the definition set forth in the Contribution and Exchange Agreement.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units, Class E Units, Class I Units, Class I-P Units, Class J Units and any other Class of interests in the Partnership denominated as “Units” that is established in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unvested Class E Units” means those Class E Units that have not vested in accordance with their terms.

“Unvested Class G Interests” means those Class G Interests that have not vested in accordance with their terms.

“Unvested Class I-P Units” means those Class I-P Units that have not vested in accordance with their terms.

“Unvested Class J Units” means those Class J Units that have not vested in accordance with their terms.

“Unvested Interests” means those Interests that have not vested in accordance with their terms.

“Unvested Units” means those Units that have not vested in accordance with their terms.

“Vested Class E Units” means those Class E Units that have vested in accordance with their terms.

“Vested Class G Interests” means those Class G Interests that have vested in accordance with their terms.

“Vested Class I-P Units” means those Class I-P Units that have vested in accordance with their terms.

“Vested Class J Units” means those Class J Units that have vested in accordance with their terms.

“Vested Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Vested Units and Vested Interests then owned by such Partner by the number of Vested Units and Vested Interests then owned by all Partners.

“Vested Interests” means those Interests that have vested in accordance with their terms.

“Vested Units” means those Units that have vested in accordance with their terms.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01 Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May 12, 2006 of the Certificate with the Secretary of State of the State of Delaware. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

Section 2.02 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Evercore LP.

Section 2.03 Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue for a term as set forth in the Certificate, subject to the provisions set forth in Article IX and applicable Law. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04 Offices. The Partnership may have offices at such places within or without the State of Delaware as the General Partner from time to time may select.

Section 2.05 Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

Section 2.06 Business Purpose. The Partnership was formed for the object and purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.07 Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

Section 2.08 Partners; Admission of New Partners. Each of the Persons identified as Partners of the Partnership in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.10 with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner with the written consent of the General Partner. Each new Limited Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

Section 2.09 Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units or Interests owned by such Partner in accordance with Article VIII; provided, however, that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.09.

ARTICLE III

MANAGEMENT

Section 3.01 General Partner.

(a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership, which may be delegated to officers of the Partnership, including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii) to employ, retain, consult with and dismiss personnel;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Partnership;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

(c) If the General Partner is an entity, it shall be organized under the laws of the United States or any political subdivision thereof. If the General Partner is an individual, it shall be a citizen of the United States.

Section 3.02 Management of the EST Business. The General Partner shall cause the Partnership to conduct the EST Business in accordance with the Operating Principles from the date of this Agreement until the last day on which the Class E Units, the Class G Interests or the Class J Units become vested pursuant to the terms of this Agreement.

Section 3.03 Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.04 Expenses. The Partnership shall bear and/or reimburse the General Partner for any expenses incurred by the General Partner.

Section 3.05 Officers. Subject to the direction of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents who may be designated as officers by the General Partner, with titles including but not limited to “chief executive officer,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. All officers shall be subject to the supervision and direction of the General Partner and may be removed from such office by the General Partner and the authority, duties or responsibilities of any officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner.

Section 3.06 Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units and Interests do not confer any rights upon the Limited Partners to participate in the conduct, control or management of the business of the Partnership described in this Agreement, which conduct, control and management shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.06 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership, may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

Section 3.07 Action by Written Consent. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent is required consent thereto in writing.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) The General Partner, in its discretion, may authorize distributions by the Partnership to the Partners in accordance with the following provisions: (i) to the extent distributions are not attributable to an Extraordinary Event, to Partners holding Class A Units, Class E Units or Class I Units, which distributions shall be made pro rata in accordance with the Partners’ respective Total Class A, E and I Percentage Interest, (ii) to the extent distributions are attributable to a refinancing, recapitalization or other restructuring transaction or a merger (each, an “Extraordinary Event”) to all Partners other than the Class I Partner in respect of such Class I Partner’s Class I-P Units that shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests (which, for purposes of this Section 4.01(a)(ii), shall be calculated as if no Class I-P Units are outstanding); provided, that for the avoidance of doubt, cash distributions of the Partnership that are not related to a refinancing, recapitalization, or other restructuring transaction or a merger shall not be considered an Extraordinary Event, and (iii) any distribution permitted pursuant to clauses (i) and (ii) shall be made to all applicable Units and Interests, whether or not such Units or Interests are Vested Units or Vested Interests; provided, however, that distributable amounts (including to the extent attributable to an Extraordinary Event) made pursuant to this Section 4.01(a), but for the avoidance of doubt, not distributions pursuant to Section 4.01(b) or Section 4.01(c), with respect to any Unvested Unit or Unvested Interest shall be held in reserve by the Partnership until such Unvested Unit or Unvested Interest becomes a Vested Unit or Vested Interest pursuant to this Agreement, at which time the distributable amounts held in reserve for such Unit or Interest shall be distributed to the holder of such Unit or Interest.

(b) (i) In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash for purposes of allowing Partners to fund their respective income tax liabilities (the “Tax Distributions”), provided that distributions pursuant to Section 4.04 and allocations pursuant to Section 5.04 related to such distributions shall not be taken into account for purposes of this Section 4.01(b). The Tax Distributions payable to each such Partner with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the Net Taxable Income allocated to such Partner multiplied by the Assumed Tax Rate (the “Tax Amount”). Except as provided in 4.01(c) and 4.01(d), for purposes of computing the Tax Amount, the effect of any benefit to a Partner under Section 743(b) of the Code or any allocation of income or gain under Section 704(c) of the Code will be ignored. For the avoidance of doubt, Tax Distributions shall be computed taking into account the effect of any elections made pursuant to section 83(b) of the Code and accordingly shall be made in respect of both Vested and Unvested Class E Units, Class I Units, Class I-P Units, Class G Interests and Class J Units.

(i) Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax

Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made to the Partners for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made to the Partners for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.

(c) (i) Each ISI Partner, IE Partner and Class I Partner shall be entitled to additional distributions in an amount equal to the taxable income allocated to such Partner under Section 704(c) of the Code multiplied by the Assumed Tax Rate (an “Additional Tax Distribution”). Such distributions shall be made at the times and in accordance with the principles specified in Section 4.01(b). To the extent that a Partner has received Additional Tax Distributions, the Partnership shall reduce the amount of the next succeeding distribution or distributions that would otherwise have been made to such Partner, pursuant to Section 4.01(a) (but, for avoidance of doubt, not Section 4.01(b) or Section 4.01(c)), or, if such distributions are not sufficient for such purpose, the distributions otherwise payable to such Partner pursuant to Sections 9.03(a)(ii), 9.03(a)(iii), 9.03(iv) and 9.03(a)(v) until the cumulative amount of such reductions with respect to such Partner is equal to cumulative amount of Additional Tax Distributions with respect to such Partner. For all purposes of this Agreement other than this Section 4.01(c), the amount of any reductions pursuant to the preceding sentence shall be treated as having been received as distributions by the applicable Partner with respect to the Unit or Interest with respect to which a distribution was made pursuant to this Section 4.01(c).

(ii) To the extent that cumulative reductions pursuant to Section 4.01(c)(i) with respect to any Partner are less than the cumulative amount of Additional Tax Distributions with respect to such Partner on the date any Units would otherwise be exchanged by such Partner for Class A Common Stock (a “Shortfall”), then the number of shares of Class A Common Stock into which such Units would otherwise be exchanged shall be reduced by a number of shares of Class A Common Stock whose fair market value is equal to any remaining Shortfall on such date (such number of shares of Class A Stock, as applicable, the “Reduction Number”). A number of Units that would otherwise be exchangeable on such date equal to the Reduction Number shall be cancelled for no consideration. In the event that a Partner would be entitled to fractional shares of Class A Common Stock as a result of this Section 4.01(c)(ii), such fractional shares may be settled in cash at the election of the General Partner. When a Shortfall is reduced pursuant to this Section 4.01(c)(ii), it shall be treated as having reduced the amount of any remaining Additional Tax Distributions pursuant to Section 4.01(c)(i). For purposes of this Section 4.01(c), references to a “Partner” shall include Permitted Transferees of such Partner.

(d) Notwithstanding anything to the contrary in this Agreement, the IE Award Agreement Class E Units shall not be considered issued and outstanding for the purposes of Sections 4.01(b) or 4.01(c) above, and shall be disregarded for purposes of all calculations and distributions thereunder, until the earlier of (a) the date on which a duly and timely filed election under Section 83(b) becomes effective with respect to such Units and (b) the date such Units become Vested Units hereunder.

Section 4.02 Liquidation Distribution. Distributions made upon liquidation of the Partnership shall be made as provided in Section 9.03.

Section 4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.

Section 4.04 Other Distributions. Distributions to any Partner pursuant to any services arrangement shall be deemed to be with respect to such Partner’s interests in the Partnership for U.S. federal income tax purposes.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS;

TAX MATTERS

Section 5.01 Initial Capital Contributions. The Partners have made, on or prior to the effective date hereof, Capital Contributions and have acquired the number of Units, Interests or other equity interests as specified in the books and records of the Partnership. The aggregate amount of the initial Capital Contributions made with respect to the Units and Interests held by the ISI Partners and the Capital Accounts of the ISI Partners as of the effective date hereof is set forth on Schedule A. No Capital Contributions to the Partnership on account of the Class I-P Units or Class I Units shall be required.

Section 5.02 No Additional Capital Contributions. Except as otherwise provided in this Article V or Article VII, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.

Section 5.03 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of this Article V, each Unvested Unit shall be treated as a Vested Unit. For avoidance of doubt, for purposes of applying this Section 5.04 the hypothetical sale of assets described in this Section 5.04 shall not be treated as an Extraordinary Event unless, and then only to the extent, that an Extraordinary Event otherwise actually occurs. It is expected that Partners shall not receive allocations of Profit and Loss in respect of general operating activities in respect of Class G Interests, Class J Units and Class I-P Units, except to the extent provided in Section 5.05(h) and it is intended that these provisions are interpreted in a manner consistent therewith.

Section 5.05 Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

(h) Allocation of Operating Income. If any Partner receives a distribution described in Section 4.04 for a Fiscal Year, then such Partner shall be allocated Operating Income in such Fiscal Year in an amount equal to the amount of such distribution. If the Partnership’s Operating Income for a Fiscal Year is less than the total distributions described in Section 4.04 for such Fiscal Year, the Partnership shall allocate items of gross income that are included in Operating Income in lieu of Operating Income for purposes of this subsection.

(i) Intangible Asset Gain. Intangible Asset Gain shall be allocated to each Class I-P Unit holder, pro rata in accordance with their ownership of Class I-P Units, in an amount equal to the excess of (i) the amount distributable to a holder of Class I Units pursuant to Section 9.03(a)(iii) (without regard to the proviso at the end of Section 9.03(a)(iii)) over (ii) amounts previously allocated pursuant to this Section 5.05(i).

Section 5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method (as such term is defined in Treas. Reg. section 1.704-3(b)(1)) for all Section 704(c) allocations and “reverse Section 704(c) allocations”.

Section 5.07 Tax Advances. To the extent the Partnership reasonably believes that it is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.01(b)) with respect to income attributable to or distributions or other payments to such Partner.

Section 5.08 Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code prior to amendment by the Bipartisan Budget Act of 2015 (the “Pre-Amendment Code”) and the Regulations thereunder (the “Tax Matters Partner”) or partnership representative (the “Partnership Representative”) under Section 6223(a) of the Code. The Partnership shall file as a partnership for federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state or local tax matters of the Partnership, shall be made by the Tax Matters Partner or Partnership Representative, as applicable, in consultation with the Partnership’s attorneys and/or accountants. Subject to the Contribution and Exchange Agreement and the Operating Principles, tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner or Partnership Representative, as applicable. Subject to the Contribution and Exchange Agreement and the Operating Principles, the Tax Matters Partner or Partnership Representative, as applicable, shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns. The General Partner shall file (or cause to be filed) an election pursuant to Section 754 for the Partnership and each of the other entities treated as a partnership for U.S. federal income tax purposes in which it is the General Partner for the year in which a qualifying transfer or disposition occurs.

Section 5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 5.03, 5.04 and Section 5.05 may be amended at any time by the General Partner if necessary, in the opinion of the Partnership’s tax advisor, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Partners.

Section 5.10 Section 83(b) Election. Each ISI Partner to whom Unvested Class E Units, Unvested Class G Interests and Unvested Class J Units are issued shall timely file an election under Section 83(b) of the Code, in respect of such Unvested Class E Units, Unvested Class G Interests and Unvested Class J Units, as applicable, and shall provide a copy of such election to the Partnership, within thirty (30) days after the date of such election.

Section 5.11 Treatment of IE Award Agreement Class E Units. Notwithstanding anything to the contrary in this Agreement, the IE Award Agreement Class E Units shall not be considered issued and outstanding for the purposes of Sections 5.01, 5.03, 5.04, 5.05, 5.06 or 5.08 of this Agreement, and shall be disregarded for purposes of all calculations and allocations thereunder, until the earlier of (a) the date on which a duly and timely filed election under Section 83(b) becomes effective with respect to such Units and (b) the date such Units become Vested Units hereunder.

Section 5.12 Profits Interests. It is the intention of the parties to this Agreement that distributions to the holders of Class I-P Units be limited to the extent necessary so that the Class I-P Units constitute “profits interests” for U.S. federal tax purposes (except to the extent of contributed capital) and the parties will comply with the requirements of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

Section 6.01 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

(a) The Partnership shall keep at its principal office the following:

(i) a current list of the full name and the last known street address of each Partner;

(ii) a copy of the Certificate and this Agreement and all amendments thereto;

(iii) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years; and

(iv) copies of any financial statements, if any, of the Partnership for the six most recent Fiscal Years.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.

ARTICLE VII

PARTNERSHIP UNITS

Section 7.01 Partnership Interests. Interests in the Partnership shall be represented by Units, Interests, such other Class or Classes of equity interests in the Partnership, or such other Partnership securities, as the General Partner may establish in its sole discretion in accordance with the terms hereof. As of the date of this Agreement, there are Class A Units, Class E Units, Class I-P Units, Class G Interests and Class J Units outstanding, and the issuance of Class I Units pursuant to this Agreement and the Class I Subscription Agreement is hereby authorized. The General Partner may establish other Classes of Units, Interests, other equity interests in the Partnership or other Partnership securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Units, Interests, other equity interests in the Partnership or other Partnership securities, as the General Partner shall determine from time to time in its sole discretion, without the vote or consent of any Limited Partner or any other Person, including (i) the right of such Units, Interests, other equity interests or other Partnership securities to share in Profits and Losses or items thereof; (ii) the right of such Units, Interests, other equity interests or other Partnership securities to share in Partnership distributions; (iii) the rights of such Units, Interests, other equity interests or other Partnership securities upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units, Interests or other equity interests or other Partnership securities (including sinking fund provisions); (v) whether such Units, Interests or other equity interests or other Partnership securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units, Interests or other equity interests or other Partnership securities will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest or Vested Percentage Interest as to such Units, Interests or other equity interests or other Partnership securities; (viii) the terms and conditions of the issuance of such Units, Interests or other equity interests or other Partnership securities; and (ix) the right, if any, of the holder of such Units, Interests or other equity interests or other Partnership securities to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, Interests or other equity interests or other Partnership securities. The General Partner, without the vote or consent of any Limited Partner or any other Person, is authorized (i) to issue any Units, Interests, other equity interests in the Partnership or other Partnership securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units, Interests, other equity interests in the Partnership or other Partnership securities associated with such Class, and the admission of any Person as a Limited Partner which has received Units, Interests or other equity interests of any such Class, in accordance with Sections 2.08, 8.09 and Section 11.12(a). Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, Class E Units, Class I-P Units, Class I Units (to the extent Class I Units are issued and outstanding) and Class J Units and any other Classes of Units that may be established in accordance with this Agreement, and any reference to “Interests” shall include the Class G Interests and any other Classes of Interests that may be established in accordance with this Agreement. All Units or Interests of a particular Class shall have identical rights in all respects as all other Units or Interests of such Class, except, in each case, as otherwise specified in this Agreement.

Section 7.02 Register. The register of the Partnership shall be the definitive record of ownership of each Unit and Interest and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units and Interests shall be uncertificated and recorded in the books and records of the Partnership.

Section 7.03 Splits, Distributions and Reclassifications. The Partnership shall not in any manner subdivide (by any Unit or Interest split, Unit or Interest distribution,

reclassification, recapitalization or otherwise) or combine (by reverse Unit or Interest split, reclassification, recapitalization or otherwise) the outstanding Class A Units, Class E Units, Class I Units, Class I-P Units, Class G Interests or Class J Units unless an identical event is occurring with respect to the Class A Common Stock, in which event the Class A Units, Class E Units, Class I Units, Class I-P Units, Class G Interests and Class J Units shall be subdivided or combined concurrently with and in the same manner as the Class A Common Stock. For the avoidance of doubt, this Section 7.03 shall operate in a manner that is without duplication of any distribution in respect of an Extraordinary Event under Section 4.01(a)(ii).

Section 7.04 Cancellation of Class A Common Stock and Units. At any time a share of Class A Common Stock is redeemed, repurchased, acquired, cancelled or terminated by the General Partner, one (1) Class A Unit registered in the name of the General Partner will automatically be cancelled for no consideration by the Partnership so that the number of Class A Units held by the General Partner at all times equals the number of shares of Class A Common Stock outstanding.

Section 7.05 Incentive Plans. At any time the General Partner issues a share of Class A Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (a) the General Partner shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) and the Capital Account of the General Partner shall be adjusted accordingly; (b) the Partnership shall be deemed to purchase from the General Partner a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by the General Partner to the Partnership in clause (a) above (and such share is deemed delivered to its owner under the Incentive Plan); (c) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the General Partner with respect to such share, if any, shall be concurrently transferred and paid to the Partnership (and such net proceeds so transferred shall not constitute a Capital Contribution); and (d) the Partnership shall issue to the General Partner one (1) Class A Unit registered in the name of the General Partner. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

Section 7.06 Offerings of Class A Common Stock. At any time the General Partner issues a share of Class A Common Stock other than pursuant to an Incentive Plan, the net proceeds received by the General Partner with respect to such share, if any, shall be concurrently transferred to the Partnership and the Partnership shall issue to the General Partner one (1) Class A Unit registered in the name of the General Partner.

Section 7.07 Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

Section 7.08 Amendment of Class H Interests to Become Class J Units. Immediately upon the effectiveness of this Agreement, all outstanding Class H Interests shall be deemed amended to become Class J Units, such that each Partner who held Class H Interests immediately prior to the effectiveness hereof shall instead, without further action on the part of any person, become a holder of 0.47 Class J Units for each Class H Interest held. Upon effectiveness of this Agreement, no Class H Interests shall be outstanding, and no Partner shall have any rights or obligations with respect to Class H Interests other than as a holder of Class J Units as set forth herein. Class J Units shall be Vested Units or Unvested Units based on whether the Class H Interests that became such Class J Units were Vested Interests or Unvested Interests. The General Partner shall amend the books and records of the Partnership to reflect that no Class H Interests remain outstanding and to reflect the number of Class J Units outstanding based on the calculation set forth above.

ARTICLE VIII

VESTING; FORFEITURE AND ALLOCATION

OF INTERESTS; TRANSFER RESTRICTIONS

Section 8.01 Vesting of Unvested Units and Unvested Interests.

(a) Unvested Units, Unvested Interests or other equity interests shall vest and shall thereafter be Vested Units, Vested Interests or other equity interests for all purposes of this Agreement as provided herein or as agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership.

(b) In addition, the General Partner may authorize the earlier vesting of all or a portion of Unvested Units, Unvested Interests or other equity interests owned by any one or more Limited Partners at any time and from time to time, and in such event, such Unvested Units, Unvested Interests or other equity interests shall vest and thereafter be Vested Units, Vested Interests or other equity interests for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of Unvested Units, Unvested Interests or other equity interests shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(c) Upon the vesting of any Unvested Units, Unvested Interests or other equity interests in accordance with this Section 8.01, the General Partner shall amend the books and records of the Partnership to reflect such vesting.

(d) Subject to Section 8.02 and except as otherwise agreed to in writing between the General Partner and the applicable Partner, the Class E Units shall vest and shall thereafter be Vested Class E Units for all purposes of this Agreement as follows:

(i) All of the Founder Class E Units delivered on the Closing Date shall vest and thereafter be Vested Units for all purposes of this Agreement upon Closing;

(ii) 40% of the non-Founder Class E Units distributed to each ISI Partner on the Closing Date in accordance with Annex A of the Contribution and Exchange Agreement shall vest and thereafter be Vested Units for all purposes of this Agreement upon Closing;

(iii) 20% of the non-Founder Class E Units distributed to each ISI Partner on the Closing Date in accordance with Annex A of the Contribution and Exchange Agreement shall vest and thereafter be Vested Units for all purposes of this Agreement on each of the first, second and third anniversary dates of Closing;

(iv) All of the IE Class E Units delivered on the IE Closing Date (other than the IE Award Agreement Class E Units) shall vest and thereafter be Vested Units for all purposes of the Partnership Agreement upon the IE Closing;

(v) The IE 2015 Award Agreement Class E Units delivered on the IE Closing Date shall vest and thereafter be Vested Units for all purposes of the Partnership Agreement on July 1, 2015;

(vi) The IE 2016 Award Agreement Class E Units delivered on the IE Closing Date shall vest and thereafter be Vested Units for all purposes of the Partnership Agreement on July 1, 2016; and

(vii) Class E Units delivered upon conversion of Class G Interests and Class J Units pursuant to Section 8.03 shall be Vested Units for all purposes of this Agreement upon delivery.

(e) Subject to Section 8.02 and except as otherwise agreed to in writing between the General Partner and the applicable Partner, the Class G Interests shall vest as follows:

(i) All of the Founder Class G Interests delivered on the Closing Date shall be Vested Interests for all purposes of this Agreement upon Closing, until they are converted into Class E Units as set forth in Section 8.03(f);

(ii) One third of the non-Founder Class G Interests distributed to each ISI Partner on the Closing Date shall vest on February 15 of each of 2016, 2017 and 2018; and

(iii) All of the IE Class G Interests delivered on the IE Closing Date shall vest and thereafter be Vested Interests for all purposes of the Partnership Agreement upon the IE Closing, until they are converted into Class E Units as set forth herein.

(f) Subject to Section 8.02 and except as otherwise agreed to in writing between the General Partner and the applicable Partner, the Class J Units shall vest as follows:

(i) All of the Founder Class J Units shall be Vested Units for all purposes of this Agreement, until they are converted into Class E Units as set forth in Section 8.03(g);

(ii) One third of the non-Founder Class J Units held by each ISI Partner on the effective date of this Agreement shall vest on February 15 of each of 2018, 2019 and 2020; and

(iii) All of the IE Class J Units shall be Vested Units for all purposes of this Agreement, until they are converted into Class E Units as set forth herein.

(g) If an Acceleration Trigger Event occurs prior to the fifth anniversary of the Closing and, following the consummation of such Acceleration Trigger Event, the Founder and ISI Partners holding at least 50% of the Class G Interests and Class J Units then held by all ISI Partners determine that such Acceleration Trigger Event has significantly diminished the business opportunities and prospects of the EST Business, then the Executive Committee shall have the right, upon notice to the Partnership delivered no earlier than 90 calendar days and no later than 180 calendar days after the consummation of such Acceleration Trigger Event, to determine that all outstanding Unvested Class E Units shall immediately be deemed vested and all outstanding Class G Interests and Class J Units shall immediately be converted into Class E Units, in which case:

(i) all Class E Units shall immediately be deemed Vested Class E Units for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03; provided, that the Founder Class E Units shall immediately be exchangeable on an Exchange Date following such determination); and

(ii) all Class G Interests and Class J Units shall immediately convert into a number of Class E Units, if any, equal to (i) the number of such Class G Interests and Class J Units, as the case may be, multiplied by (ii) the applicable Early Conversion Ratio, with such Class E Units being deemed Vested Units immediately upon conversion for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03; provided, that the Founder Class E Units shall immediately be exchangeable on an Exchange Date following such determination);

provided, further, that if such Acceleration Trigger Event involved all holders of shares of Class A Common Stock receiving consideration (the “Deal Consideration”) in exchange for such shares then the Executive Committee, if specified in the notice provided pursuant to this Section 8.01(g), may require the Partnership to redeem from each ISI Partner the Class E Units for which vesting or conversion was accelerated pursuant to Section 8.01(g)(i) and (ii) for a redemption price per Class E Unit equal to the Deal Consideration per share received by holders of Class A Common Stock in connection with the Acceleration Trigger Event. Any definitive agreement relating to an Acceleration Trigger Event involving the payment of Deal Consideration to which the General Partner or the Partnership is a party shall provide for the delivery of Deal Consideration in satisfaction of the Partnership’s obligations under this Section 8.01(g).

(h) The acceleration of vesting and conversion of Units and Interests following an Acceleration Trigger Event pursuant to Section 8.01(g) shall apply to Units and Interests held by IE Partners only upon the approval of at least 50% of the Class G Interests and

Class J Units held by all IE Partners, in which case, concurrently with any acceleration of vesting and conversion of Units and Interests held by ISI Partners pursuant to Section 8.01(g):

(i) each IE Partner’s IE Award Agreement Class E Units shall immediately be deemed Vested Class E Units for all purposes of this Agreement and each IE Partner’s Class E Units and IE Award Agreement Class E Units shall immediately be exchangeable on an Exchange Date following such acceleration (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03); and

(ii) each IE Partner’s Class G Interests and Class J Units shall immediately convert into a number of Class E Units, if any, equal to (i) the number of such Class G Interests and Class J Units, as the case may be, multiplied by (ii) the applicable Early Conversion Ratio, with such Class E Units being deemed Vested Units immediately upon conversion for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03).

(i) In the event of a redemption of Class E Units held by ISI Partners following an Acceleration Trigger Event, the Partnership shall also offer to redeem from each IE Partner the Class E Units for which vesting or conversion was accelerated pursuant to Section 8.01(h) for the same redemption price as the ISI Holders.

(j) Subject to Section 8.02, and except as otherwise agreed to in writing between the General Partner and the Class I Partner, the Class I-P Units shall vest in accordance with the Class I Subscription Agreement; provided, however, that notwithstanding the foregoing, the Class I-P Units shall convert to Class I Units only to the extent Intangible Asset Gain has been allocated to such Class I-P Units pursuant to Section 5.05(i) (as the result of either an actual sale or an adjustment to the Carrying Values of all of the assets in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)) in an amount equal to the amount distributable to the Class I Unit holders pursuant to Section 9.03(c)(iv) (without regard to the proviso at the end of Section 9.03(c)(iv)).

Section 8.02 Forfeiture of Units and Interests; Treatment Upon Termination.

(a) Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner:

(i) if the employment of any Limited Partner by the General Partner, the Partnership or any of its affiliates, as applicable, terminates for any reason other than such Limited Partner’s death or Disability, such Limited Partner’s Unvested Class A Units shall be immediately forfeited without any consideration, and such Limited Partner shall cease to own or have any rights with respect to such Unvested Class A Units;

(ii) if the employment of any ISI Partner (excluding, for the avoidance of doubt, Holding, Holding II and the Founder) by the General Partner, the Partnership or any of its affiliates, as applicable, terminates for any reason other than in a Qualifying Termination, such ISI Partner’s Unvested Units or Unvested Interests shall be immediately forfeited without any consideration, and such ISI Partner shall cease to own or have any rights with respect to such Unvested Units or Unvested Interests;

(iii) if the employment of any ISI Partner by the General Partner, the Partnership or any of its affiliates, as applicable, is terminated without Cause or due to such ISI Partner’s death or Disability (or, with respect to an ISI Partner who is party to an Employment Letter Agreement, if such ISI Partner resigns for Good Reason (as defined in such agreement)) (a “Qualifying Termination”), then:

(A)	such ISI Partner’s Unvested Class E Units shall immediately be deemed Vested Units for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03; provided, that the Founder Class E Units shall immediately be exchangeable on an Exchange Date following such Qualifying Termination); and

(B)	such ISI Partner’s Unvested Class G Interests and Unvested Class J Units shall be immediately forfeited without any consideration, and such ISI Partner shall cease to own or have any rights with respect to such Interests, unless the Executive Committee determines, in its sole discretion, that such ISI Partner’s Unvested Class G Interests and Unvested Class J Units should not be forfeited, in which case such Class G Interests and Class J Units shall immediately convert into a number of Class E Units, if any, equal to (i) the number of such Class G Interests and Class J Units, as the case may be, multiplied by (ii) the applicable Early Conversion Ratio, with such Class E Units being deemed Vested Units immediately upon conversion for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03);

(iv) if the employment of any Limited Partner by the General Partner, the Partnership or any of its affiliates, as applicable, terminates for any reason (including without limitation voluntary termination by such Limited Partner), any Vested Class G Interests and Vested Class J Units held by such Limited Partner shall convert into a number of Class E Units, if any, equal to (i) the number of such Class G Interests and Class J Units, as the case may be, multiplied by (ii) the applicable Early Conversion Ratio, with such Class E Units being deemed Vested Units immediately upon conversion for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03);

(v) if the employment of any IE Partner by the General Partner, the Partnership or any of its affiliates, as applicable, terminates for any reason other than in an IE Qualifying Termination, such IE Partner’s IE Award Agreement Class E Units that are Unvested Units at the time of termination shall be immediately forfeited without any consideration, and such IE Partner shall cease to own or have any rights with respect to such Unvested Units;

(vi) if the employment of any IE Partner by the General Partner, the Partnership or any of its subsidiaries, as applicable, is terminated without Cause or due to such IE Partner’s death or Disability (an “IE Qualifying Termination”), then such IE Partner’s IE Award Agreement Class E Units that are Unvested Units shall immediately be deemed Vested Units for all purposes of this Agreement and all of such IE Partner’s Class E Units shall immediately be exchangeable on an Exchange Date following such IE Qualifying Termination (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03); and

(vii) if the employment of the Class I Partner by the General Partner, the Partnership or any of its affiliates, as applicable, terminates for any reason, such Class I Partner’s Class I-P Units that are Unvested Units at the time of termination shall be treated in accordance with the Class I Subscription Agreement. Termination of employment of the Class I Partner by the General Partner, the Partnership or any of its affiliates for any reason shall not affect any Class I Units issued prior to such termination.

(b) Immediately following the forfeiture of any Unvested Class E Units, Unvested Class G Interests or Unvested Class J Units pursuant to clause (a) above, the Partnership shall cause such forfeited Unvested Units or Interests to be reallocated among the ISI Partners (other than any Non-Employed ISI Partner) so that additional Class E Units, Class G Interests or Class J Units are held by the ISI Partners (other than any Non-Employed ISI Partners), as described in the following sentence. As a result of any such reallocation, each ISI Partner (other than any Non-Employed ISI Partner and ISI Partners who are no longer eligible for reallocation pursuant to this Section 8.02(b)) shall be reallocated a number of additional Class E Units, Class G Interests or Class J Units, in each case, that is equal to the product of (x) the number of forfeited Unvested Class E Units, forfeited Unvested Class G Interests or forfeited Unvested Class J Units multiplied by (y) the fraction obtained by dividing the Units or Interests of such class received by such ISI Partner (other than any Non-Employed ISI Partner and ISI Partners who are no longer eligible for reallocation pursuant to this Section 8.02(b)) in such ISI Partner’s Initial Allocation, by the total number of the respective class of Units or Interests received by all ISI Partners (other than any Non-Employed ISI Partner) in proportion to their respective Initial Allocations; provided, however, that the number of additional Class E Units, Class G Interests or Class J Units reallocated to any ISI Partner (other than any Non-Employed ISI Partner) shall be reduced as necessary (unless the Chief Executive Officer of the General Partner and the chairman of the EST Business agree otherwise) to ensure that the aggregate number of additional Class E Units, Class G Interests or Class J Units allocated to any ISI Partner through all reallocations under this Section 8.02(b), together with any Units or Interests allocated to such ISI Partner at Closing pursuant to the last paragraph of Annex A of the Contribution and Exchange Agreement, does not exceed 15% of such ISI Partner’s Initial Allocation of such class of Units or Interests. Any forfeited Unvested Class E Units, forfeited Unvested Class G Interests or forfeited Unvested Class J Units in excess of the applicable 15% cap shall not be reallocated for the benefit of any Limited Partner. If any ISI Partner (other than any Non-Employed ISI Partner) forfeits Unvested Class E Units, Unvested Class G Interests or Unvested Class J Units pursuant to clause (a)(ii) above at a time when there is no other ISI Partner that is not a Non-Employed ISI Partner, such forfeited Unvested Class E Units, forfeited Unvested Class G Interests or forfeited Unvested Class J Units shall revert to the Holding Partners pro rata, subject to the applicable 15% cap described in this Section 8.02(b). All Interests and Units allocated to an ISI Partner (other than a Holding Partner) pursuant to this Section 8.02(b) shall be Unvested Class E Units, Unvested Class G Interests or Unvested Class J

Units, as the case may be, until such time as such Units or Interests are or become vested pursuant to Section 8.01(d), (e), (f) or (g) as if such Units or Interests were distributed as of the Closing Date or are forfeited pursuant to clause (a) above. All Units or Interests allocated pursuant to this Section 8.02 to any Holding Partner shall be Vested Class E Units, Vested Class G Interests or Vested Class J Units, as the case may be, for all purposes of this Agreement and shall be or become exchangeable as if distributed to the Holding Partners as of the Closing Date. For the avoidance of doubt, a forfeiture of Units or Interests of a particular class shall result in a reallocation of such forfeited Units or Interests in respect of only that class. Any allocation of Units or Interests pursuant to this Section 8.02(b) shall, if requested in writing by the applicable ISI Partner, be made to the Permitted Transferee of such ISI Partner as and to the extent provided in such request.

(c) Upon the forfeiture of any Unvested Units or Interests in accordance with this Section 8.02, the General Partner shall amend the books and records of the Partnership to reflect such forfeiture.

(d) It is intended that no party shall recognize any amount of income, gain, deduction or loss for tax purposes by reason of the operation of this Section 8.02 and the Partnership shall not take any position with any taxing authority or on any tax return that is inconsistent with such tax position and shall cooperate fully with respect to the reporting and defense of such tax position.

Section 8.03 Limited Partner Transfers.

(a) Except as provided in clauses (b) and (c) of this Section 8.03 or in Section 8.05, no Limited Partner or Assignee thereof may Transfer all or any portion of its Units or Interests (or beneficial interest therein) without the prior written consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion. Any purported Transfer of Units or Interests that is not in accordance with, or subsequently violates, this Agreement shall be null and void.

(b) Notwithstanding clause (a) above, and subject to clause (d) below, and except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner, each Limited Partner may exchange Vested Units (other than Vested Class I-P Units and Vested Class J Units) owned by such Limited Partner for shares of Class A Common Stock pursuant to, and in accordance with, Article V of the Certificate of Incorporation or, if the General Partner and the exchanging Limited Partner or Permitted Transferee shall mutually agree, Transfer such Vested Units to the General Partner, the Partnership or any of its subsidiaries for other consideration (in each case, an “Exchange Transaction”). Exchange Transactions and/or Transfers of shares of Class A Common Stock received thereupon pursuant to the first sentence of this clause (b) shall be subject to lock-up periods, if any, imposed by the underwriters of any underwritten public offering of shares of Class A Common Stock no longer than those imposed upon the General Partner. Notwithstanding the foregoing, exchanges of Class E Units and Class I Units are subject to the additional limitations and conditions set forth in Section 8.03(d).

(c) Notwithstanding clause (a) above and except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner, the RLS Investors (and each Permitted Transferee of the RLS Investors) may Transfer all or a portion of the Units issued pursuant to the RLS Subscription Agreement and owned by the RLS Investors or such Permitted Transferee in an Exchange Transaction.

(d) Notwithstanding clause (b) above, Exchange Transactions are subject to the following additional limitations and conditions:

(i) Exchanges of Class E Units and Class I Units for shares of Class A Common Stock shall occur only on an Exchange Date (unless the General Partner shall agree in writing otherwise and subject to the General Partner’s mandatory exchange right in clause (iii) below) as follows:

(a)	Vested Class E Units that are Non-Founder Class E Units may be exchanged for Class A Common Stock only on an Exchange Date occurring on or after the date on which they become vested pursuant to Section 8.01(d);

(b)	40% of the Founder Class E Units delivered to each of the Holding Partners on the Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the Closing;

(c)	20% of the Founder Class E Units delivered to each of the Holding Partners on the Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the first anniversary date of the Closing;

(d)	20% of the Founder Class E Units delivered to each of the Holding Partners on the Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the second anniversary date of the Closing;

(e)	20% of the Founder Class E Units delivered to each of the Holding Partners on the Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the third anniversary date of the Closing;

(f)	40% of the IE Class E Units delivered to each IE Partner on the IE Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the IE Closing;

(g)	20% of the IE Class E Units delivered to each IE Partner on the IE Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the first anniversary date of the IE Closing;

(h)	20% of the IE Class E Units delivered to each IE Partner on the IE Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the second anniversary date of the IE Closing;

(i)	20% of the IE Class E Units delivered to each IE Partner on the IE Closing Date may be exchanged into shares of Class A Common Stock only on an Exchange Date following the third anniversary date of the IE Closing;

(j)	Class E Units delivered upon conversion of Class G Interests and Class J Units pursuant to Section 8.03 may be exchanged into shares of Class A Common Stock only on an Exchange Date following their delivery; and

(k)	Class I Units delivered upon conversion of Class I-P Units pursuant to the Class I Subscription Agreement may be exchanged into shares of Class A Common Stock only on an Exchange Date following their delivery.

(ii) The General Partner shall determine each Exchange Date in its sole discretion, consistent with the definition thereof; provided, that only one Exchange Date shall occur in each fiscal quarter of the General Partner. In order to effect an exchange of Class E Units or Class I Units on an Exchange Date, a Partner must notify the General Partner in writing of the number of Units that it desires to exchange on such Exchange Date at least 60 calendar days prior to such Exchange Date and must otherwise satisfy all reasonable conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion.

(iii) Notwithstanding the foregoing:

(a) the General Partner shall have the right, in its sole discretion, whether or not on an Exchange Date, to cause all of the Class E Units held by any Non-Employed ISI Partner to be exchanged for shares of Class A Common Stock if, at that time, (a) the General Partner reasonably believes that such Non-Employed ISI Partner is competing with, or is employed by or providing services to an entity that is competing with, any business conducted by the General Partner, the Partnership or any of its subsidiaries; (b) the Non-Employed ISI Partner holds less than 15% of the Class E Units previously delivered to such ISI Partner; (c) all Class E Units held by ISI Partners are held by Non-Employed ISI Partners; or (d) all ISI Partners in the aggregate hold less than 15% of the Class E Units previously delivered to all ISI Partners in the aggregate; provided, however, that in the case of clauses (c) and (d) the right to cause an exchange shall not apply to an ISI Partner whose termination of employment was, in the reasonable judgment of the General Partner, due to retirement and who is not competing with, or employed by or providing services to an entity that is competing with, any business conducted by the General Partner, the Partnership or any of its subsidiaries; and

(b) the General Partner shall have the right, in its sole discretion, whether or not on an Exchange Date, to cause all of the Class I Units held by the Class I Partner to be exchanged for shares of Class A Common Stock upon the Class I Partner’s death or Disability, or if, at any time, concurrent with or following the Class I Partner’s termination of employment with the General Partner, the Partnership or any of its affiliates, as applicable, (a) the General Partner reasonably believes that the Class I Partner is competing with, or is employed by or providing services to an entity that is competing with, any business conducted by the General Partner, the Partnership or any of its subsidiaries or (b) the Class I Partner holds less than 15% of the aggregate Class I Units previously delivered to the Class I Partner.

(iv) The exchange of Class E Units into shares of Class A Common Stock (other than any Class E Units received upon conversion of Class G Interests or Class J Units) shall be subject to Section 10.7 of the Contribution and Exchange Agreement.

(v) Notwithstanding anything to the contrary in this Partnership Agreement, the Partnership shall have the right, in its discretion acting reasonably and in good faith, following ten (10) Business Days’ notice to the applicable Partners, to deliver alternative consideration in lieu of some or all of the shares of Class A Common Stock otherwise deliverable to a Partner in any Exchange Transaction to the extent that the Partnership determines, in its reasonable discretion upon the reasonable advice of its external counsel, that there is a significant risk that delivery of such shares of Class A Common Stock, together with all other Exchange Transactions occurring on the same Exchange Date, would require any Partner, the Partnership, the General Partner or any of their respective affiliates to give notice to, or obtain approval from, any governmental organization or any agency or political subdivision, including without limitation notice to the Office of the Comptroller of the Currency pursuant to 12 C.F.R. §5.50. The value of the alternative consideration delivered shall be equal to the Market Price of the Class A Common Stock as of the Exchange Date multiplied by the number of shares of Class A Common Stock in lieu of which the alternative consideration is being delivered (the “Alternative Consideration Amount”) and shall be in the form of either cash, freely marketable securities or other freely marketable property, or a senior unsubordinated debt instrument or loan guaranteed by the General Partner with a term of six months or less. In determining the form and terms of such alternative consideration, the Partnership will use its reasonable efforts to take into account the tax and financial reporting consequences to the Limited Partners and the Partnership and its Affiliates. The Executive Committee will have the right to cause a third party valuation firm reasonably acceptable to the Executive Committee and the General Partner to determine the value of such alternative consideration (including any liquidity discount) and the value determined by such third party valuation firm shall be binding upon the General Partner, the

Partnership and the applicable Partner. If such third party valuation firm determines that the value of such alternative consideration is less than the Alternative Consideration Amount, then the Partnership shall promptly deliver to the applicable Partner additional alternative consideration with a value equal to the difference between the value of the alternative consideration as determined by the third party valuation firm and the Alternative Consideration Amount.

(vi) Notwithstanding Section 8.03(d)(i), no IE Award Agreement Class E Unit may be exchanged into shares of Class A Common Stock until the first Exchange Date following the date on which it becomes a Vested Unit, and to the extent that an IE Partner holds fewer Vested Class E Units than would otherwise become exercisable on a date specified in Section 8.03(d)(i)(f)-(i), then the exercisability date shall be delayed accordingly.

(vii) If the employment of any IE Partner by the General Partner, the Partnership or any of its subsidiaries, as applicable, terminates for any reason (including, without limitation, termination for Cause or voluntary termination by such IE Partner) other than in an IE Qualifying Termination, then, notwithstanding Section 8.03(d)(i), all Class E Units held by such IE Partner at the time of such termination (including any Class E Units that are delivered to such IE Partner upon acceleration of conversion of Class G Interests and Class J Units under Section 8.02(a)(iv)) may be exchanged into shares of Class A Common Stock only on an Exchange Date following the seventh anniversary date of the IE Closing.

(e) Except as provided in Section 8.05, no Limited Partner or Assignee thereof may Transfer all or any portion of the Class G Interests, Class J Units or Class I-P Units (or beneficial interest therein) without the prior written consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion. Any purported Transfer of Interests that is not in accordance with, or subsequently violates, this Agreement shall be null and void.

(f) Except as otherwise agreed to in writing between the General Partner and the applicable Partner, and subject to earlier conversion under Section 8.01(g) or Section 8.02(a)(iii), Class G Interests will automatically convert into a number of Class E Units on February 15 of each of 2016, 2017 and 2018 (the “Class G Conversion Dates”), as follows (with interest and Unit amounts rounded to the nearest whole number):

(i) On February 15, 2016, one third of the Class G Interests held by each Partner as of such date shall convert into Class E Units, with the number of Class E Units, if any, to be received by a Partner equal to (a) the number of such Partner’s Class G Interests being converted, multiplied by (b) the Class G Conversion Ratio for such Class G Conversion Date;

(ii) On February 15, 2017, one half of the remaining Class G Interests held by each Partner as of such date shall convert into Class E Units, with the number of Class E Units, if any, to be received by a Partner equal to (a) the number of such Partner’s Class G Interests being converted, multiplied by (b) the Class G Conversion Ratio for such Class G Conversion Date;

(iii) On February 15, 2018, all of the remaining Class G Interests held by each Partner as of such date shall convert into Class E Units, with the number of Class E Units, if any, to be received by a Partner equal to (a) the number of such Partner’s Class G Interests being converted, multiplied by (b) the Class G Conversion Ratio for such Class G Conversion Date; provided, however, that if and only if the Class G Catchup Condition is satisfied, then the product of (a) and (b) above shall be further multiplied by (1) 300% if no Class E Units were delivered under clause (i) above and no Class E Units were delivered under clause (ii) above; (2) 200% if Class E Units were delivered under clause (i) above or clause (ii) above but not both; or (3) 100% if Class E Units were delivered under both clauses (i) and (ii) above.

(g) Except as otherwise agreed to in writing between the General Partner and the applicable Partner and subject to earlier conversion under Section 8.01(g) or Section 8.02(a)(iii) Class J Units will automatically convert into a number of Class E Units on February 15 of each of 2018, 2019 and 2020 (the “Class J Conversion Dates”), as follows (with Unit amounts rounded to the nearest whole number):

(i) On February 15, 2018, one third of the Class J Units held by each Partner as of such date shall convert into Class E Units, with the number of Class E Units to be received by a Partner equal to the number of such Partner’s Class J Units being converted;

(ii) On February 15, 2019, one half of the remaining Class J Units held by each Partner as of such date shall convert into Class E Units, with the number of Class E Units to be received by a Partner equal to the number of such Partner’s Class J Units being converted;

(iii) On February 15, 2020, all of the remaining Class J Units held by each Partner as of such date shall convert into Class E Units, with the number of Class E Units to be received by a Partner equal to the number of such Partner’s Class J Units being converted.

(h) Subject to Section 8.01(j) and except as otherwise agreed to in writing between the General Partner and the Class I Partner, upon vesting Class I-P Units will immediately and automatically convert into a specified number of Class I Units in accordance with the Class I Subscription Agreement (the date of such conversion, the “Class I Conversion Date”).

(i) Notwithstanding Sections 8.03(f), (g) and (h) above, the Class G Interests or Class J Units shall not convert into Class E Units, and the Class I-P Units shall not convert into Class I Units, if the General Partner determines in good faith upon obtaining the reasonable advice of its external counsel that such conversion is prohibited by applicable Law; provided, that the General Partner and the Partnership shall, at their sole cost and expense, use their respective reasonable best efforts to cause such prohibition to be removed and take all actions (including making any petitions, inquiries or filings with governmental entities to remove such prohibition) as are necessary or advisable in connection therewith. Immediately following the removal of such prohibition, Class G Interests or Class J Units shall convert into Class E Units to the extent otherwise provided pursuant to Sections 8.03(f) and (g) above and Class I-P Units shall convert into Class I Units to the extent otherwise provided herein and in the Class I Subscription Agreement. If a holder of Class G Interests or Class J Units is unable to convert such holder’s Class G Interests or Class J Units for Class E Units, or if a holder of Class I-P Units is unable to convert such holder’s Class I-P Units for Class I Units, in each case as a result of such prohibition, to the extent such holder requests in writing to the Partnership, the Partnership shall redeem such portion indicated in such request of the Class G Interests, Class J Units or Class I-P Units, as applicable, that are subject to such prohibition, in exchange for alternative consideration, the value of which shall be equal to the Market Price of the Class A Common Stock as of the Exchange Date immediately following the date on which such Class G Interests or Class J Units would have been convertible into Class E Units pursuant to this Section 8.03, or the date on which such Class I-P Units would have been convertible into Class I Units pursuant to the Class I Subscription Agreement, in each case multiplied by the number of shares of Class A Common Stock for which the Class E Units or Class I Units that the applicable Class G Interests, Class J Units or Class I-P Units (as applicable) would have been convertible into but for such prohibition would be exchangeable in an Exchange Transaction (the “Restriction Alternative Consideration Amount”), and which alternative consideration shall be in the form of either cash, freely marketable securities or other freely marketable property, or a senior unsubordinated debt instrument or loan guaranteed by the General Partner with a term of six months or less. The Executive Committee will have the right to cause a third party valuation firm reasonably acceptable to the Executive Committee and the General Partner to determine the value of such alternative consideration and the value determined by such third party valuation firm shall be binding upon the General Partner, the Partnership and the applicable Partner. If such third party valuation firm determines that the value of such alternative consideration is less than the Restriction Alternative Consideration Amount, then the Partnership shall deliver to the applicable Partner additional alternative consideration with a value equal to the difference between the value of the alternative consideration as determined by the third party valuation firm and the Restriction Alternative Consideration Amount. As promptly as practicable following the conversion of Interests or Units, or payment of alternative consideration in lieu of such conversion, in the manner provided herein, the books and records of the Partnership shall be amended to reflect the issuance of Class E Units, if any, and the cancellation of the Class G Interests and Class J Units so converted, the issuance of Class I Units, if any, and the cancellation of the Class I-P Units so converted, or in respect of which a payment of alternative consideration has been made. Upon the conversion date or payment of alternative consideration with respect to Class G Interests, Class J Units or Class I-P Units, such Interests or Units shall cease to be outstanding without further action on the part of any person, and all rights of the holder of such interests as such holder shall cease.

Section 8.04 Related Persons. With respect to each Limited Partner that holds Units or Interests by virtue of being a Family Trust or Family Member (or other permitted transferee or holding entity of Units or Interests hereunder) of a Related Person (including, in the case of the Founder, each Holding Partner), any reference to an employment agreement or other employment-related matter with respect to such Limited Partner (including the event of any termination of employment) shall be deemed to refer to such Limited Partner’s Related Person.

Section 8.05 Permitted Transferees. Notwithstanding clause (a) of Section 8.03 and subject to Section 8.07, subject to the policies and procedures that the General Partner may promulgate from time to time in its sole discretion, each Limited Partner may:

(i) Transfer all or a portion of the Vested Units or Vested Interests owned by such Limited Partner to a Family Trust or, in the case of Class E Units, Class G Interests and Class J Units, a Family Member or Family Trust of such Limited Partner or its Related Person for estate or tax planning purposes, provided that any Vested Units or Vested Interests so Transferred remain subject to the same restrictions on Transfer to which such Units or Interests would be subject if such Units or Interests had not been so Transferred;

(ii) Transfer as a gratuitous transfer to one or more Charities Vested Class A Units that are permitted to be Transferred by such Limited Partner in an Exchange Transaction pursuant to clauses (b) or (c) of Section 8.03;

(iii) in any calendar year, Transfer as a gratuitous transfer to one or more Charities an aggregate number of Vested Class A Units that does not exceed the product of (A).10 multiplied by (B) the number of Vested Class A Units owned by such Limited Partner as of the first day of such calendar year that were not as of such day permitted to be Transferred in an Exchange Transaction pursuant to clauses (b) or (c) of Section 8.03; and

(iv) Transfer by Holding II to Holding, including by merger of Holding II into Holding or a liquidation of Holding II.

Any Family Trust, or in the case of Class E Units, Class G Interests, Class J Units and Class I-P Units, a Family Member or Family Trust, Charity or any other Person to which Vested Units or Vested Interests are Transferred by a Limited Partner or their Related Persons in accordance with this Section 8.05, are referred to herein as a “Permitted Transferee” of such Limited Partner or its Related Person. Any Charity that receives Vested Units or Vested Interests in accordance with this Section 8.05 may Transfer such Vested Units or Vested Interests in an Exchange Transaction at any time if such Charity has agreed in writing that any Transfers of shares of Class A Common Stock received thereupon shall be subject to the restrictions set forth in the final sentence of clause (b) of Section 8.03. Before any Transfer of Vested Units or Vested Interests by any Limited Partner (or any Permitted Transferee of any Limited Partner) except Transfers by a Charity in an Exchange Transaction in accordance with the immediately preceding sentence, the proposed transferee of such Vested Units or Vested Interests must enter into a written acknowledgement and agreement with the General Partner and the Partnership that such transferee will receive such Vested Units or Vested Interests subject to, and such transferee will be bound by, the transfer restrictions set forth in this Article 8. Furthermore, before any Permitted Transferee ceases to be a Permitted Transferee of the relevant Limited Partner, it shall transfer full legal and beneficial ownership of such Vested Units or Vested Interests back to the relevant Limited Partner or, subject to this Article VIII, another

Permitted Transferee of the relevant Limited Partner or, if such Permitted Transferee is a Charity, in an Exchange Transaction in accordance with the second preceding sentence. Each of the Holding Partners shall be permitted to Transfer its Units or Interests to the any stockholder of Holding or Holding II, as applicable, as of the date hereof, any Permitted Transferee of such stockholder of Holding or Holding II, as applicable, and any successor entity of Holding or Holding II, as applicable. The rights and obligations of Holding or Holding II, as applicable, hereunder shall be transferred to any such Transferee of Holding’s or Holding II’s Units or Interests, as applicable.

Section 8.06 Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units or Interests (or any beneficial interest therein) unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Any purported Encumbrance that is not in accordance with this Agreement shall be null and void.

Section 8.07 Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit, Interest or other interest in the Partnership be made by any Limited Partner or Assignee if:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit, Interest or other interest in the Partnership;

(b) such Transfer would require the registration of such transferred Unit, Interest or other interest in the Partnership or of any class of Unit, Interest or other interest in the Partnership pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable state securities laws;

(c) such Transfer would cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;

(d) such Transfer would cause any portion of the assets of the Partnership to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(e) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Treas. Reg. section 1.7704-1(h), the General Partner may impose such restrictions on Transfer of interests in the Partnership as the General Partner may determine to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code. Any restrictions on Transfer imposed pursuant to the foregoing shall apply to all holders of Units, all holders of Interests and all holders of other interests equally, to the extent applicable.

Section 8.08 Rights of Assignees. Subject to Section 8.07, the transferee of any permitted Transfer pursuant to this Article VIII (other than a Transfer in an Exchange Transaction) will be an assignee only (“Assignee”), and only will receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which Transferred its Units or Interests would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest in the Partnership remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has Transferred all of its Units or Interests to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.10.

Section 8.09 Admissions, Withdrawals and Removals. The General Partner may admit any Person as an additional Limited Partner upon such terms and conditions, including, without limitation, such Person’s consent to be bound by the terms of this Agreement in its capacity as a Limited Partner, as are determined by the General Partner in its sole discretion. No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification by Partners whose Percentage Interests exceed 50% of the Vested Percentage Interests of the Partners, and each Limited Partner agrees to provide a written consent or ratification to such admission of substitution as requested by the General Partner. No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.11. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn). Except as otherwise provided in Article IX, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

Section 8.10 Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable laws; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

Section 8.11 Withdrawal of Certain Partners. If a Partner ceases to hold any Units, Interests or other equity interests, then such Partner shall withdraw from the Partnership and shall cease to be a Partner and to have the power to exercise any rights or powers of a Partner when all of such Partner’s Assignees have been admitted as Partners in accordance with Section 8.10.

Section 8.12 Partnership’s Right to Purchase. If Ralph L. Schlosstein’s employment with the General Partner, the Partnership or any of its subsidiaries is terminated by the General Partner, the Partnership or any of its subsidiaries for Cause (as such term is defined in the RLS Employment Agreement) or if Ralph L. Schlosstein resigns without Good Reason (as such term is defined in the RLS Employment Agreement), then the Partnership shall have the right and option, exercisable by written notice to the RLS Investors within 90 days following such termination or resignation, to purchase any or all Units then held by the RLS Investors (and each Permitted Transferee of the RLS Investors) at a price per Unit equal to Fair Market Value. For the avoidance of doubt, the Partnership’s purchase right described in this Section 8.12 shall not apply in the case of the termination of Ralph L. Schlosstein’s employment due to death, Disability, termination without Cause or resignation for Good Reason (as each of Disability, Cause and Good Reason is defined in the RLS Employment Agreement).If the Partnership delivers such a notice to an RLS Investor (or a Permitted Transferee of an RLS Investor) pursuant to this Section 8.12, the settlement date for the purchase notified therein shall be on the 60th day following the date of such notice (or, if such date is not a Business Day, on the first Business Day thereafter); provided, however, that if such notice is delivered pursuant clause (b) of this Section 8.12, then such RLS Investor (or such Permitted Transferee of such RLS Investor) may elect to exchange the Units subject to such notice for shares of Class A Common Stock pursuant to, and in accordance with, Article V of the Certificate of Incorporation or, if the General Partner and such RLS Investor or Permitted Transferee shall mutually agree, Transfer such Units to the General Partner, the Partnership or any of its subsidiaries for other consideration, at any time during the first 30 days following the Partnership’s delivery of such purchase notice, and, for the avoidance of doubt, Units so exchanged will no longer be subject to purchase by the Partnership.

For purposes of this Section 8.12, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law to close.

For purposes of this Section 8.12, “Fair Market Value” shall be based on the price at which all of the business and assets, subject to all of the liabilities, of the General Partner would likely be sold in an arm’s-length transaction between a willing and able buyer under no compulsion to buy and a willing and able seller under no compulsion to sell, and such buyer and seller being apprised of and considering all relevant facts, circumstances and factors, and shall mean the Market Price.

For purposes of this Section 8.12, the “Market Price” shall mean, on a given date, (i) if there should be a public market for the Class A Common Stock on such date, the average of the arithmetic means of the high and low prices of a share of Class A Common Stock as reported on such date by the principal national securities exchange on which such shares are listed or admitted to trading, or, if the shares are not listed or admitted on any national securities exchange, the average of the arithmetic means of the per share closing bid price and per share closing asked price, in each case, over the 10 trading days immediately preceding and including such date as quoted on the primary market in which such prices are regularly quoted, or, if no sale of shares shall have been reported by any national securities exchange or quoted on such other primary market on such date, then over the 10 trading days immediately preceding and including the immediately preceding date on which sales of the shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the shares on such date, the Market Price shall be the per share value of a share of Class A Common Stock established by the Committee in good faith based on the price at which all of the business and assets, subject to all of the liabilities, of the General Partner would likely be sold in an arm’s-length transaction between a willing and able buyer under no compulsion to buy and a willing and able seller under no compulsion to sell, and such buyer and seller being apprised of and considering all relevant facts, circumstances and factors.

Section 8.13 Mandatory Exchange for IE Partners. Notwithstanding anything to the contrary in Section 8.03, the General Partner shall have the right, in its sole discretion, whether or not on an Exchange Date, to cause all of the Class E Units held by any Non-Employed IE Partner to be exchanged for shares of Class A Common Stock if, at that time:

(a) the General Partner reasonably believes that such Non-Employed IE Partner is competing with, or is employed by or providing services to an entity that is competing with, any business conducted by the General Partner, the Partnership or any of its subsidiaries;

(b) the employment of the IE Partner by the General Partner, the Partnership or any of its subsidiaries, as applicable, has been terminated for Cause;

(c) the Non-Employed IE Partner holds less than 15% of the Class E Units previously delivered to such IE Partner;

(d) all Class E Units held by IE Partners are held by Non-Employed IE Partners; provided, that in the case of this clause (c) the right to cause an exchange shall not apply to an IE Partner whose termination of employment was, in the reasonable judgment of the General Partner, due to retirement and who is not competing with, or employed by or providing services to an entity that is competing with, any business conducted by the General Partner, the Partnership or any of its subsidiaries; or

(e) all IE Partners in the aggregate hold less than 15% of the Class E Units previously delivered to all IE Partners in the aggregate; provided, that in the case of this clause (d) the right to cause an exchange shall not apply to an IE Partner whose termination of employment was, in the reasonable judgment of the General Partner, due to retirement and who is not competing with, or employed by or providing services to an entity that is competing with, any business conducted by the General Partner, the Partnership or any of its subsidiaries.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01 No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, wound-up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 9.02 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) The expiration of the term of the Partnership as provided in Section 2.03.

(b) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act;

(c) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with this Agreement or the Act; or

(d) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided, that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(d) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership within 90 days following the occurrence of any such Incapacity or removal, which appointment shall be effective as of the occurrence of the event specified in this Section 9.02(d), which consent shall be deemed (and if requested each Limited Partner shall provide a written consent for ratification) to have been given for all Limited Partners if the holders of more than two-thirds of the Vested Units then outstanding agree in writing to so continue the business of the Partnership.

Section 9.03 Distribution upon Dissolution.

(a) Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. Upon the dissolution of the Partnership, the assets of the Partnership shall be applied and distributed in the following order:

(i) First, to the satisfaction of debts and liabilities of the Partnership (including payment of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law), including the expenses of liquidation, by payment or by making reasonable provision for payment, including through the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership (“Contingencies”). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for application of the balance in the manner provided in this Section 9.03;

(ii) Second, if any, to all holders of Units (other than the holder of Class I Units, Class I-P Units or Class J Units) in accordance with Section 4.01 until each holder entitled to such distributions pursuant to Section 4.01 has received amounts equal to the Class A Unit Economic Balance;

(iii) Third, if any, to all holders of Class E Units (for these purposes, automatically converting Class G Interests and Class J Units into Class E Units) until each holder entitled to such distributions has received amounts pursuant to Section 9.03(a)(ii) and this subclause (iii) equal to the Class E Unit Economic Balance;

(iv) Fourth, if any, to the holder of Class I Units to the extent such amounts would have been distributed pursuant to clause (ii) if such Class I Unit were exchanged for a Class A Unit; provided, however, that the holders of Class I Units shall not be distributed any amounts under this clause (iv) in excess of the amount equal to Intangible Asset Gain allocated or available for allocation pursuant to Section 5.05(i); and

(v) the balance, if any, shall be applied and distributed in accordance with Section 4.01.

(b) Distribution Upon Dissolution Solely in Respect of Vested Units. Upon dissolution of the Partnership, the Partners shall be entitled to distributions solely in respect of any Vested Units (other than Class J Units) held by such Partner at such time. Immediately upon dissolution of the Partnership, all Unvested Class E Units shall immediately be deemed vested and all outstanding Class G Interests and Class J Units shall immediately be converted into Class E Units, in which case, (i) all Class E Units shall immediately be deemed Vested Class E Units for all purposes of this Agreement (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03; provided, that the Founder Class E Units shall immediately be exchangeable on an Exchange Date following such dissolution), (ii) the Partnership shall distribute pursuant to Section 9.03(a)(ii) an amount equal to the operating income of the Partnership for such calendar year that has not previously been distributed, and (ii) all Class G Interests and Class J Units shall then immediately convert into a number of Class E Units equal to (x) the number of such Class G Interests and Class J Units, as the case may be, multiplied by (y) the applicable Early Conversion Ratio, with such Class E Units being deemed Vested Units immediately upon conversion for all purposes of this Agreement, (subject, however, to the same limitations and conditions on exchange set forth in Section 8.03).

Section 9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.05 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06 Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise.

Section 9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.02 and Section 11.09 shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

Section 10.01 Liability of Partners.

(a) No Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Limited Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the General Partner and its Affiliates, shall, to the maximum extent permitted by law, including Section 17-1101(d) of the Act, owe no duties (including fiduciary duties) to the Partnership, the other Partners or any other Person bound by this Agreement; provided, however, that nothing contained in this Section 10.01(b) shall eliminate the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the Partners (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 10.02 Indemnification.

(a) Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partner) or a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership or, while a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals; provided, that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.02(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 10.02(a) has been received by the Partnership, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Insurance. To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Partnership Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

ARTICLE XI

MISCELLANEOUS

Section 11.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 11.02):

(a)	If to the Partnership, to:

Evercore LP

c/o Evercore Partners Inc.

55 East 52nd Street, 38th Floor

New York, New York 10055

Attention: General Counsel

Fax: (212) 857-3101

(b)	If to any Partner, to:

Evercore LP

c/o Evercore Partners Inc.

55 East 52nd Street, 38th Floor

New York, New York 10055

Attention: General Counsel Fax: (212) 857-3101

(c)	If to the General Partner, to:

Evercore Partners Inc.

55 East 52nd Street, 38th Floor

New York, New York 10055

Attention: General Counsel

Fax: (212) 857-3101

(d)	If to any holder of Class E Units, Class G Interests, or Class J Units, to:

c/o International Strategy & Investment Group LLC

666 Fifth Avenue

11th Floor

New York, NY 10103

Attention:    Vinayak Singh

Facsimile:    (212) 355-2094

(e)	If to the Class I Partner, to:

c/o Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Jeannemarie O’Brien

Facsimile:    (212) 403-2365

Section 11.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

Section 11.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Section 11.06 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07 Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 11.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party to this Agreement, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the General Partner may bring, or may cause the Partnership to bring, on behalf of the General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 11.10 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 11.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this paragraph (c) and such parties agree not to plead or claim the same.

Section 11.11 Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

Section 11.12 Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided, that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes must be approved by the holders of not less than a majority of the Vested Percentage Interests of the Class affected; provided, further, however, that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Units or other equity interests in the Partnership or other Partnership securities in accordance with this Agreement; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; or (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership; provided, further, that the books and records of the Partnership shall be deemed amended from time to time to reflect the admission of a new Partner, the withdrawal or resignation of a Partner, the adjustment of the Units resulting from any forfeiture and reallocation of Unvested Units, the vesting of Unvested Units, and the adjustment of the Units resulting from any Transfer or other disposition of a Unit, in each case that is made in accordance with the provisions hereof; provided, further, that all Limited Partners shall be deemed to have provided their consent or ratification to any amendment, if such amendment has been approved by the holders of not less than a majority of the Vested Percentage Interest of the Class affected.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that, to the fullest extent permissible by Law, (i) the Class A Units, the Class E Units, the Class I-P Units and the Class I Units shall be deemed a single Class of Units for purposes of clause (a) above and for all other purposes for which the consent of a class or group of partnership interests may be required under the Delaware Revised Uniform Limited Partnership Act, at Law, in equity or otherwise, and in no event shall holders of the Class E Units, as such, be entitled to consent on any matter as a separate class or group of partnership interests or Partners, except that any amendment to or waiver (including an amendment effected by means of a merger or consolidation) of Sections 8.01, 8.02, 8.03, 8.07, 9.03, 11.12(c), 11.17 or Article IV or Article V of this Agreement or the definitions related thereto that would explicitly (including by explicit exception), disproportionately and adversely affect the specific rights, preferences, privileges and interests of the Class E Units specified in such sections (in relation to any other class of Units after taking into account or giving effect to the relative rights, preferences, privileges and interests of such other class of Units) hereunder in any material respect, must be approved by the holders of not less than a majority of the Class E Units; (ii) the holders of Class G Interests and Class J Units, as such, shall not be entitled to consent, either as a separate class or otherwise, on any matter involving or relating to the Partnership, except that any amendment to or waiver (including an amendment effected by means of a merger or consolidation) of Sections 8.01, 8.02, 8.03, 8.07, 9.03, 11.12(c), 11.17 or Article IV or Article V of this Agreement or the definitions related thereto that would explicitly (including by explicit exception), disproportionately and adversely affect the specific rights, preferences, privileges and interests of the Class G Interests or the Class J Units specified in such sections (in relation to any other class of Units or interests after taking into account or giving effect to the relative rights, preferences, privileges and interests of such other class of Units or interests) hereunder in any material respect, must be approved by the holders of not less than a majority of the Class G Interests or Class J Units, as applicable; and (iii) any amendment to or waiver (including an amendment effected by means of a merger or consolidation) of Section 3.02 or the Operating Principles must be approved in writing by the Executive Committee, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any amendment or waiver (including an amendment effected by means of a merger or consolidation) that would alter the rights of the Class E Units, Class G Interests or Class J Units to exchange partnership interests for Class A Common Stock (e.g., the ability to exchange for Class A Common Stock, the ability to convert into Class E Units, the conversion ratios or conversion or exchange mechanics) must be approved by the holders of not less than a majority of the Class E Units, Class G Interests or Class J Units, as the case may be, so affected by such amendment or waiver.

(d) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(e) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

(f) In the event of a property settlement or separation agreement between a Limited Partner and his or her spouse, such Limited Partner agrees that he or she shall use reasonable efforts to retain all of his or her Units or Interests and shall reimburse his or her spouse for any interest he or she may have in the Partnership out of funds, assets or proceeds separate and distinct from his or her interest in the Partnership. To the extent that such Limited Partner is unable, despite his or her exercise of reasonable efforts, to retain all of his or her Units or Interests, such Limited Partner shall use reasonable efforts to transfer to his or her spouse only the economic interests of such Limited Partner’s Units or Interests, retaining for himself or herself all voting rights relating to his or her Units or Interests. Notwithstanding the foregoing, if a spouse or former spouse of a Limited Partner acquires any Units or Interests as a registered owner as a result of any such proposed settlement or separation agreement, such spouse or former spouse shall be entitled only to allocation and distributions with respect to his or her Units or Interests and shall have no right to vote his or her Units or Interests, to participate in the management of the Partnership or to any accounting or information concerning the affairs of the Partnership and shall not have any other rights of a Partner under this Agreement.

Section 11.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Partners to make Capital Contributions to the Partnership under this Agreement is an agreement only between the Partners and no other person or entity, including the Partnership, shall have any rights to enforce such obligations.

Section 11.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.15 Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 11.16 Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

Section 11.17 Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

Section 11.18 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12, the General Partner may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate agreements with individual Limited Partners with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement or of any subscription agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Limited Partner(s) party thereto notwithstanding the provisions of this Agreement or of any subscription agreement. The General Partner may from time to time execute and deliver to Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 11.19 Admission of Class I Partner. The Class I Partner will be admitted to the Partnership as a Limited Partner with respect to the Class I-P Units held by such Class I Partner as of the effectiveness of this Agreement, and the books and records of the Partnership shall be amended to reflect the issuance of Class I-P Units.

Section 11.20 Effectiveness. This Agreement, and the amendment and restatement of the Original Agreement effected hereby, shall take effect immediately, and without any further action by any Person.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

EVERCORE PARTNERS INC.

By:	/s/ Robert B. Walsh
Name:	Robert B. Walsh
Title:	Chief Financial Officer

LIMITED PARTNERS:

By:	Evercore Partners Inc., as attorney-in-fact for the Limited Partners

By:	/s/ Robert B. Walsh
Name:	Robert B. Walsh
Title:	Chief Financial Officer

HOLDERS OF CLASS H INTERESTS:

By:	/s/ Edward S. Hyman
Name:	Edward S. Hyman
Title:	Attorney-in-Fact for the Holders of a Majority of the Class H Interests Outstanding Immediately Prior to the Effectiveness of this Agreement